FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851
203.810.1000 / 203.810.1001 Fax

News Release

FOR IMMEDIATE RELEASE

FactSet Research Systems Acquires DealMaven

Norwalk, Connecticut - January 31, 2008 - FactSet Research Systems Inc. (NYSE: FDS), a leading provider of integrated financial information and analytical applications to the global investment community, today announced that it has acquired DealMaven, Inc.

Formed in 1999 by former investment bankers, DealMaven provides tools to improve the workflow of investment bankers when working in Microsoft Office®. DealMaven's add-ins for Microsoft Excel®, PowerPoint® and Word® help firms gather, analyze, check and present data more efficiently. DealMaven's financial analysis training program has been employed by several bulge bracket investment banks.

DealMaven (www.dealmaven.com) is headquartered in New York City and currently has annual subscriptions of $3.2 million and is supported by 17 employees. The purchase price of $14 million was paid out of available cash. The acquisition of DealMaven is not expected to have an impact on FactSet's second quarter and fiscal 2008 diluted earnings per share.

"DealMaven's products and personnel are highly regarded for their unique and high quality MSOffice tools and training," said Kieran Kennedy, FactSet's Senior Vice President and Director of Investment Banking and Brokerage Services. "Its suite of products, built to improve the workflow, knowledge and productivity of investment bankers, will significantly enhance our current offerings to sell-side professionals."

About FactSet

FactSet Research Systems Inc. combines integrated financial information, analytical applications, and client service to enhance the workflow and productivity of the global investment community. The Company, headquartered in Norwalk, Connecticut, was formed in 1978 and now conducts operations along with its affiliates from more than twenty-three locations worldwide, including Boston, New York, Chicago, San Mateo, London, Frankfurt, Paris, Amsterdam, Milan, Tokyo, Hong Kong, and Sydney.